EXHIBIT 23a


                    CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
DDL Electronics, Inc.


We consent to the incorporation by reference in the Registration Statements (Nos. 33-18356, 33-45102 and 33-74400) on Form S-8 of
DDL Electronics, Inc. of our reports dated August 18, 1995 and August 19, 1994, relating to the consolidated balances sheet of DDL Electronics, Inc. and subsidiaries as of June 30, 1995 and 1994, respectively, and the related consolidated statements of operations, shareholders equity, and cash flows and related schedules for the years then ended, which reports appears in the June 30, 1995 and 1994 annual report of DDL Electronics, Inc.

As discussed in note 1 to the consolidated financial statements, in 1994 the Company adopted the provisions of the Financial
Accounting Standards Board's Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes".


KPMG PEAT MARWICK

Portland, Oregon
September 28, 1995


EXHIBIT 23B

Report of Independent Accountants on Financial Statement
Schedules


To the Board of Directors of DDL Electronics, Inc.:

Our audits of the consolidated financial statements referred to in our report dated August 20, 1993, appearing on Page 33 of the 1995 Annual Report to Stockholders of DDL Electronics, Inc. also included an audit of the Financial Statement Schedules listed in
Item 14(a)(2) of this Form 10-K as relating to the year ending June 30, 1993. In our opinion, these Financial Statement Schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

Price Waterhouse LLP

Portland, Oregon

August 20, 1993